Exhibit 10.1

Standby Letter of Credit Agreement

(Standard Version)

To induce Wells Fargo Bank, National Association and/or any of its branches or affiliates (individually and collectively, “Bank”), in its sole discretion, to issue one or more standby letters of credit (as may be amended from time to time, each a “Credit” and collectively, the “Credits”) at the request of the undersigned (individually and collectively, “Applicant”; jointly and severally, if more than one) and for the account of Applicant named in the Application (as defined below), Applicant agrees that the following terms and conditions of this Standby Letter of Credit Agreement (this “Agreement”) shall apply to any Credit:

1. Applications/Instructions. The request to issue or amend a Credit (an “Application”) shall be irrevocable and in such form as Bank shall from time to time require or agree to accept (including any type of electronic form or means of communication). Inquiries, communications and instructions (whether written, facsimile or in other electronic form approved by Bank) regarding a Credit, each Application and this Agreement are each referred to herein as “Instructions”. Bank’s records of the content of any Instruction will be conclusive.

2. Applicant’s Reimbursement and Payment Obligations and Terms.

(a)	United States Dollar Drawings. For each Credit payable or purporting to be payable in United States Dollars, Applicant shall, as to clause (i) below, reimburse Bank, and as to all other clauses below, pay Bank:

(i)	the amount of each drawing paid by Bank under the Credit on the same Business Day (as defined below) such drawing is paid by Bank, if under a sight draft or demand presentation paid by Bank under such Credit, and at least one (1) Business Day prior to the date when payment is to be made under a time draft (or acceptance relating thereto) or deferred payment obligation;

(ii)	a letter of credit fee (the “Letter of Credit Fee”) at a per annum rate equal, for each Credit, to the Applicable Rate multiplied by the maximum undrawn amount thereof as of the date of determination, payable annually in advance with respect to each Credit (i) upon issuance and (ii) thereafter, upon the commencement of each annual renewal or extension period (each, an “Anniversary Date”). Applicant shall not be entitled to any refund or credit for any portion of any previously paid Letter of Credit Fee for any reason, including cancellation, termination, drawing or expiration of a Credit, a rating change or a change from the Unsecured Option to the Secured Option (including a change to the Secured Option required by Section 2(c));

(iii)	in addition to the Letter of Credit Fee, commissions, fees and charges in respect of the Credit (including, commissions and fees for issuance, transfer, assignment of proceeds, amendments and drawings and of any adviser, confirming institution or entity or other nominated person), at such rates, amounts and times as Bank and Applicant shall mutually agree (or if no agreement, the rates then customarily charged by Bank);

(iv)	interest on each amount payable under this Agreement for each day from and including the date such payment is due through the date of payment, on demand, at a rate per annum (calculated on the basis of a 360-day year for the actual number of days elapsed) equal to the lesser of (A) the Prime Rate (as defined below) plus 4% and (B) the highest rate permitted by applicable law;

(v)	Bank’s charges, costs and expenses (including the reasonable legal fees, charges and disbursements of any counsel (including in-house counsel fees and allocated costs) to Bank incurred in connection with the protection or enforcement of Bank’s rights under this Agreement and any correspondent’s charges, with interest from the date paid or incurred by Bank through the date of payment by Applicant, on demand, at a rate per annum equal to the lesser of (A) the Prime Rate plus 4% and (B) the highest rate permitted by applicable law;

(vi)	if as a result of any Change in Law (as defined below), Bank determines that the cost to Bank of issuing or maintaining any Credit is increased, or any amount received or receivable by Bank under this Agreement is reduced, or Bank is required to make any payment in connection with any transaction contemplated hereby, then such additional amount or amounts, on demand, as Bank determines will compensate Bank for such increased cost, reduction or payment (save for those amounts which are attributable to a FATCA Deduction required to be made by Applicant); and

(vii)	as used in this Agreement, the following capitalized terms have the meanings ascribed to such terms:

(A)	“Anniversary Date” is defined in Section 2(a)(ii).

(B)	“Applicable Rate” means, for any period, the percentage rate per annum at which the Letter of Credit Fee is accruing during such period as set forth in the Pricing Schedule, based on Applicant’s selection of the Secured Option or Unsecured Option as set forth herein.

(C)	“Applicant” is defined in the introductory paragraph of this Agreement.

(D)	“Application” is defined in Section 1.

(E)	“Bank” is defined in the introductory paragraph of this Agreement.

(F)	“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks are authorized or required to close at the place where Bank is obligated to honor a presentation or otherwise act under a Credit.

(G)

“Change in Law” means the occurrence after the date of this Agreement of: (a) the adoption or effectiveness of any law, rule, regulation, judicial ruling, judgment or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application by any Governmental Authority of any law, rule, regulation or treaty, or (c) the making or issuance by any Governmental Authority of any request, rule, guideline or directive, whether or not having the force of law; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or any regulatory authorities shall, in each case, be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

(H)	“Credit” is defined in the introductory paragraph of this Agreement.

(I)	“Drawing Document” is defined in Section 2(g)(ii).

(J)	“Event of Default” is defined in Section 7.

(K)	“FATCA” means: (a) sections 1471 to 1474 of the US Internal Revenue Code 1986 or any associated regulations or other official guidance; (b) any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of clause (a) above; or (c) any agreement pursuant to the implementation of clauses (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

(L)	“FATCA Deduction” means a deduction or withholding from a payment under a Credit or this Agreement required by FATCA.

(M)	“Funds at Lloyd’s” has the meaning attributed to such term in Lloyd’s Membership Byelaw (no. 5 of 2005).

(N)	“Governmental Authority” means the government of any nation or any political subdivision thereof, whether at the national, state, territorial, provincial, municipal or any other level, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of, or pertaining to, government (including any supra-national bodies such as the European Union or the European Central Bank).

(O)	“Guarantor” is defined in Section 7(a).

(P)	“Guaranty” means the Parent Guaranty by Parent in favor of Bank, as amended, restated, supplemented or otherwise modified from time to time.

(Q)	“Indemnified Person” is defined in Section 4(a).

(R)	“Instructions” is defined in Section 1.

(S)	“ISP” is defined in Section 4(b).

(T)	“Letter of Credit Fee” is defined in Section 2(a)(ii).

(U)	“Lloyd’s” means, as the context so requires, the Society incorporated by Lloyd’s Act 1871 by the name of Lloyd’s and/or the Council of Lloyd’s established by Lloyd’s Act 1892.

(V)	“Lloyd’s Credit” means a Credit that has been or will be included in Applicant’s Funds at Lloyd’s.

(W)	“Member” means a corporate member of Lloyd’s.

(X)	“Obligations” is defined in Section 2(g).

(Y)	“Parent” means ProAssurance Corporation, a Delaware corporation.

(Z)	“Person” is defined in Section 2(g).

(AA)	“Pricing Schedule” means the Schedule attached hereto identified as such.

(BB)	“Prime Rate” means the rate of interest most recently announced within Bank at its principal office as its “Prime Rate”, with the understanding that the Prime Rate is one of Bank’s base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof after its announcement in such internal publication or publications as Bank may designate. Each change in the Prime Rate shall be effective from and including the date such change is announced as being effective.

(CC)	“Required Balance” is defined in Section 2(c).

(DD)	“Secured Option” is defined in Section 2(c).

(EE)	“Security Agreement” means a Pledge and Security Agreement between Parent and Bank in substantially the form heretofore agreed between the parties, as amended, restated, supplemented or otherwise modified from time to time.

(FF)	“Senior Credit Agreement” means the Credit Agreement, dated as of April 15, 2011, entered into between, amongst others, Parent as borrower, U.S. Bank N.A. as administrative agent, lead arranger and sole bookrunner, Wells Fargo Bank, N.A. as syndication agent and the lenders named therein, as amended by an amendment agreement dated September 28, 2012 and as may be further amended, amended and restated, supplemented, extended or replaced (however fundamentally) from time to time.

(GG)	“Standard Letter of Credit Practice” is defined in Section 4(b).

(HH)	“Syndicate” means Syndicate Number 1729 at Lloyd’s.

(II)	“Taxes” is defined in Section 2(d).

(JJ)	“UCP” is defined in Section 4(b).

(KK)	“Unsecured Option” is defined in Section 2(c).

(b)	Foreign Currency Drawings. If the amount drawn or demanded to be paid under any Credit is not in United States Dollars, Applicant agrees to reimburse or pay under Section 2(a) above the United States Dollar equivalent of the amount computed at Bank’s selling rate, as of the date of Applicant’s reimbursement or payment. Notwithstanding the foregoing, Bank may, at its sole and absolute discretion, require or permit Applicant to reimburse or pay under Section 2(a) above in the applicable non-United States Dollars currency.

(c)

Pricing Options. Subject to the terms hereof, Applicant may request from time to time that the Applicable Rate be determined pursuant to either the secured pricing option (the “Secured Option”) or the unsecured pricing option (the “Unsecured Option”). Each election of a pricing option shall take effect on the date of issuance or Anniversary Date of a Credit, as the case may be, and shall remain in effect until the next Anniversary Date (or until termination, cancellation or expiration of such Credit, if sooner or if such Credit is not thereafter renewed or extended). In order to request the Secured Option, (i) Applicant shall deliver written notice to Bank not less than 30 days prior to the next scheduled Anniversary Date (provided that such notice shall not be required if the Secured Option will apply as of the date of issuance of the initial Credit), (ii) Parent shall execute and deliver to Bank the Security Agreement and any deposit account control agreement (a “Control Agreement”) required by Bank, and (iii) Applicant shall deliver to the deposit account subject to the Security Agreement (the “Account”) in a manner satisfactory to Bank cash collateral in an amount not less than 110% of the U.S. Dollar equivalent of the aggregate undrawn amount of all Credits then issued and outstanding (the “Required Balance”), and (iv) Bank shall have a valid, perfected, first-priority lien upon and security interest in the Account and such cash collateral as contemplated by the Security Agreement and any Control Agreement required by Bank. For so long as the Secured Option is in effect,(i) cash collateral shall be maintained in the Account in an amount not less than the Required Balance (but Parent shall have the ability to withdraw funds from the Account, so long as the Required Balance is maintained), and (ii) in the event and on such occasion that the Required Balance exceeds the amount of cash collateral in the Account (whether as a result of currency fluctuations or otherwise), Applicant or Parent shall, within three Business Days of notification by Bank thereof or, if earlier, within five Business Days of Applicant or Parent becoming aware thereof, post additional cash collateral to the Account in an amount at least equal to such excess. Once the Secured Option applies, Applicant may thereafter elect the Unsecured Option upon 30 days’ prior written notice to Bank and subject to the terms hereof, and on the effective date of such election, Bank shall release its lien upon and security interest in the Account and cash collateral as provided herein and in the Security Agreement; provided that Applicant may not elect the Unsecured Option (and Bank shall not be obligated to release its lien and security interest) if an Event of Default has occurred and is continuing. All Credits shall collectively be subject to only one pricing option at any time. For purposes of calculating the Required Balance, Bank may determine its selling rate and make such calculation at any time and from time to time in its discretion. Notwithstanding the foregoing or any other provision of this Agreement or any other Credit Document, Applicant shall be required immediately to elect the Secured Option, post cash collateral to the Account in an amount at least equal to the Required Balance, and satisfy the other conditions to the Secured Option set forth herein upon the occurrence of any of the following: (i) Bank ceases to be a lender under the Senior Credit Agreement; (ii) an Event of Default occurs and is continuing; or (iii) Parent’s obligations under the Senior Credit Agreement are required to be secured by collateral.

(d)	Immediately Available Funds; No Withholding. All reimbursements and payments shall be made in immediately available funds, free and clear of and without deduction (other than a FATCA Deduction) for any present or future Taxes (as defined below), set-off or other liabilities, at such time and to such location as Bank may designate from time to time. Applicant shall pay all withholding, stamp and other Taxes imposed by any taxing authority on reimbursement or payment under any Credit and this Agreement, and shall indemnify Bank against all liabilities, costs, claims and expenses resulting from Bank having to pay or from any omission to pay or delay in paying any Tax save that such indemnity shall not apply to the extent a liability, cost, claim or expense relates to a FATCA Deduction required to be made by Applicant. “Taxes” means all taxes, fees, duties, levies, imposts, deductions, charges or withholdings of any kind (other than federal and state income taxes and franchise taxes imposed on Bank).

(e)	FATCA Deductions.

(i)	Each party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(ii)	Each party shall promptly upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction) notify the party to whom it is making the payment.

(f)	Automatic Debit and Set-Off. Bank may (but shall not be required to), without demand for reimbursement or payment or notice to Applicant, and in addition to any other right of set-off that Bank may have, debit any account or accounts maintained by Applicant with any office of Bank (now or in the future) and set-off and apply (i) any balance or deposits (general, special, time, demand, provisional, final, matured, unmatured, contingent or absolute) in the account(s) and (ii) any sums due or payable from Bank, to the payment of any and all amounts owed by Applicant to Bank.

(g)	Obligations Absolute. Applicant’s reimbursement and payment obligations under this Section 2 are absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever, including, without limitation:

(i)	any lack of validity, enforceability or legal effect of any Credit or this Agreement or any term or provision therein or herein;

(ii)	payment against presentation of any draft, demand or claim for payment under any Credit or other document presented for purposes of drawing under any Credit (individually, a “Drawing Document” and collectively, the “Drawing Documents”) that does not comply in whole or in part with the terms of the applicable Credit or which proves to be fraudulent, forged or invalid in any respect or any statement therein being untrue or inaccurate in any respect, or which is signed, issued or presented by a Person (as defined below) or a transferee of such Person purporting to be a successor or transferee of the beneficiary of such Credit;

(iii)	Bank or any of its branches or affiliates being the beneficiary of any Credit;

(iv)	Bank or any correspondent honoring a drawing against a Drawing Document up to the amount available under any Credit even if such Drawing Document claims an amount in excess of the amount available under the Credit;

(v)	the existence of any claim, set-off, defense or other right that Applicant or any other Person may have at any time against any beneficiary, any assignee of proceeds, Bank or any other Person;

(vi)	any time, waiver or consent granted to, or composition with, Applicant or any other Person;

(vii)	any insolvency or similar proceedings; or

(viii)	any other event, circumstance or conduct whatsoever, whether or not similar to any of the foregoing that might, but for this Section, reduce, release, prejudice, discharge, or provide a right of set-off against, the Obligations (as defined below), whether against Bank, the beneficiary or any other Person;

provided, however, that subject to Section 4(b) below, the foregoing shall not release Bank from such liability to Applicant as may be finally determined pursuant to Section 11 below against Bank following reimbursement and/or payment of the Obligations. “Obligations” means all obligations and liabilities, including without limitation, reimbursement and other payment obligations and liabilities, of Applicant to Bank arising under, or in connection with, this Agreement, including, without limitation, Section 4 below, any Application or any Credit, whether matured or unmatured, absolute or contingent, now existing or hereafter incurred. “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

3. Applicant’s Responsibility. Applicant is responsible for preparing and/or approving the final text of the Credit as issued by Bank, irrespective of any assistance Bank may provide such as drafting or recommending text or by Bank’s use or refusal to use text submitted by Applicant. Applicant understands that the final form of any Credit may be subject to such revisions and changes as are deemed necessary or appropriate by Bank and Applicant hereby consents to such revisions and changes. Applicant is solely responsible for the suitability of the Credit for Applicant’s purposes. Applicant will examine the copy of the Credit and any other documents sent by Bank in connection with the Credit and shall promptly notify Bank of any non-compliance with Applicant’s Instructions and of any discrepancy in any document under any presentment or other irregularity. Applicant understands and agrees that Bank is not required to extend the expiration date of any Credit for any reason, and with respect to any Credit containing an

“automatic amendment” to extend the expiration date of such Credit, Bank, in its sole and absolute discretion, may give notice of nonrenewal of such Credit and, if Applicant does not at any time want such Credit to be renewed, Applicant will so notify Bank at least fifteen (15) calendar days before Bank is required to notify the beneficiary of such Credit or any advising bank of such nonrenewal pursuant to the terms of such Credit.

4. Indemnification: Limitation of Liability.

(a)	Indemnification. Applicant agrees to indemnify and hold harmless Bank (including its branches and affiliates), its correspondents and each of their respective directors, officers, employees, attorneys and agents (each, including Bank, an “Indemnified Person”) from and against any and all claims, suits, judgments, liabilities, losses, fines, damages, penalties, interest, costs and expenses (including expert witness fees and reasonable legal fees, charges and disbursements of any counsel (including in-house counsel fees and allocated costs) and all expenses of arbitration or litigation and in preparation thereof), which may be incurred by or awarded against any Indemnified Person (the “Costs”), and which arise out of or in connection with, or as a result of:

(i)	any Credit or any pre-advice of its issuance;

(ii)	any transfer, sale, delivery, surrender or endorsement of any Drawing Document at any time(s) held by any Indemnified Person in connection with any Credit;

(iii)	any action or proceeding arising out of, or in connection with, any Credit or this Agreement (whether administrative, judicial or in connection with arbitration), including any action or proceeding to compel or restrain any presentation or payment under any Credit, or for the wrongful dishonor of, or honoring a presentation under, any Credit;

(iv)	any independent undertakings issued by the beneficiary of any Credit;

(v)	any unauthorized Instruction or error in computer or electronic transmission;

(vi)	an adviser, confirmer or other nominated person seeking to be reimbursed, indemnified or compensated;

(vii)	any third party seeking to enforce the rights of an applicant, beneficiary, nominated person, transferee, assignee of Credit proceeds or holder of an instrument or document;

(viii)	the fraud, forgery or illegal action of parties other than the Indemnified Person;

(ix)	Bank’s performance of the obligations of a confirming institution or entity that wrongfully dishonors a confirmation; or

(x)	the acts or omissions, whether rightful or wrongful, of any present or future de jure or de facto governmental or regulatory authority or cause or event beyond the control of such Indemnified Person;

in each case, including that resulting from Bank’s own negligence; provided, however. that such indemnity shall not be available to any Person claiming indemnification under clauses (i) through (x) above to the extent that such Costs are finally determined pursuant to Section 11 below to have resulted directly from the gross negligence or willful misconduct of the Indemnified Person claiming indemnity. Applicant hereby agrees to pay Bank on demand from time to time all amounts owing under this Section. If and to the extent that the Obligations of Applicant under this Section are unenforceable for any reason, Applicant agrees to make the maximum contribution to the Costs permissible under applicable law. This indemnity provision shall survive termination of this Agreement and all Credits.

(b)	Direct Damages; No Punitive Damages. The liability of Bank (or any other Indemnified Person) under, in connection with and/or arising out of this Agreement or any Credit (or pre-advice), regardless of the form or legal grounds of the action or proceeding, shall be limited to direct damages suffered by Applicant that are caused directly by Bank’s gross negligence or willful misconduct in (i) honoring a presentation under a Credit that on its face does not at least substantially comply with the terms and conditions of such Credit, (ii) failing to honor a presentation under a Credit that strictly complies with the terms and conditions of such Credit or (iii) retaining Drawing Documents presented under a Credit. Bank shall be deemed to have acted with due diligence and reasonable care if Bank’s conduct is in accordance with Standard Letter of Credit Practice (as defined below) or in accordance with this Agreement. “Standard Letter of Credit Practice” means, for Bank, any domestic or foreign law or letter of credit practices applicable in the city in which Bank issued the applicable Credit or for its branch or correspondent, such laws and practices applicable in the city in which it has advised, confirmed or negotiated such Credit, as the case may be. Such practices shall be (A) of banks that regularly issue Credits in the particular city, and (B) required or permitted under the ISP (as defined below) or UCP (as defined below), as chosen in the applicable Credit. “ISP” means, International Standby Practices 1998 (International Chamber of Commerce Publication No. 590) and any subsequent revision thereof adopted by the International Chamber of Commerce on the date such Credit is issued. “UCP” means, Uniform Customs and Practice for Documentary Credits 2007 Revision, International Chamber of Commerce Publication No. 600 and any subsequent revision thereof adopted by the International Chamber of Commerce on the date such Credit is issued. Applicant’s aggregate remedies against Bank and any Indemnified Person for wrongfully honoring a presentation under any Credit or wrongfully retaining honored Drawing Documents shall in no event exceed the aggregate amount paid by Applicant to Bank in respect of the honored presentation in connection with such Credit under Section 2 above, plus interest. Notwithstanding anything to the contrary in this Agreement, neither Bank nor any other Indemnified Person shall, under any circumstances whatsoever, be liable in contract, tort or otherwise for any punitive, exemplary, consequential, indirect or special damages or losses regardless of whether or not Bank or any other Indemnified Person shall have been advised of the possibility thereof or the form of action in which such damages or losses may be claimed. Applicant shall take action to avoid and mitigate the amount of any damages claimed against Bank or any other Indemnified Person, including by enforcing its rights in the underlying transaction. Any claim by Applicant under or in connection with this Agreement or any Credit shall be reduced by an amount equal to the sum of (X) the amount (if any) saved by Applicant as a result of the breach or alleged wrongful conduct complained of; and (Y) the amount (if any) of the loss that would have been avoided had Applicant taken all reasonable steps to mitigate any loss, and in case of a claim of wrongful dishonor, by specifically and timely authorizing Bank to effect a cure.

(c)	No Responsibility or Liability. Without limiting any other provision of this Agreement, Bank and each other Indemnified Person (if applicable) shall not be responsible to Applicant for, and/or Bank’s rights and remedies against Applicant and the Obligations shall not be impaired by:

(i)	honor of a presentation under any Credit that on its face substantially complies with the terms and conditions of such Credit, even if the Credit requires strict compliance by the beneficiary;

(ii)	honor of a presentation of any Drawing Document that appears on its face to have been signed, presented or issued (A) by any purported successor or transferee of any beneficiary or other Person required to sign, present or issue such Drawing Document or (B) under a new name of the beneficiary;

(iii)	acceptance as a draft of any written or electronic demand or request for payment under a Credit, even if nonnegotiable or not in the form of a draft, and/or Bank may disregard any requirement that such draft, demand or request bear any or adequate reference to the Credit;

(iv)	the identity or authority of any presenter or signer of any Drawing Document or the form, accuracy, genuineness or legal effect of any Drawing Document (other than Bank’s determination that such Drawing Document appears on its face substantially to comply with the terms and conditions of the Credit);

(v)	acting upon any Instruction that it in good faith believes to have been given by a Person authorized to give such Instructions;

(vi)	any errors, omissions, interruptions or delays in transmission or delivery of any message, advice or document (regardless of how sent or transmitted) or for errors in interpretation of technical terms or in translation;

(vii)	any delay in giving or failing to give notice to Applicant;

(viii)	any acts, omissions or fraud by, or the solvency of, any beneficiary, any nominated person or entity or any other Person;

(ix)	any breach of contract between the beneficiary and Applicant or any of the parties to the underlying transaction;

(x)	assertion or waiver of any provision of the ISP or UCP that primarily benefits an issuer of a letter of credit, including any requirement that any Drawing Document be presented to it at a particular hour or place;

(xi)	payment to any paying or negotiating bank (designated or permitted by the terms of the applicable Credit) claiming that it rightfully honored or is entitled to reimbursement or indemnity under Standard Letter of Credit Practice applicable to it;

(xii)	acting or failing to act as required or permitted under Standard Letter of Credit Practice applicable to where it has issued, confirmed, advised or negotiated such Credit, as the case may be;

(xiii)	honor of a presentation after the expiration date of any Credit notwithstanding that a presentation was made prior to such expiration date and dishonored by Bank if subsequently Bank or any court or other finder of fact determines such presentation should have been honored;

(xiv)	dishonor of any presentation that does not strictly comply or that is fraudulent, forged or otherwise not entitled to honor; or

(xv)	honor of a presentation that is subsequently determined by Bank to have been made in violation of international, federal, state, national or local restrictions on the transaction of business with certain prohibited Persons.

5. Representations and Warranties. Applicant hereby represents and warrants to Bank that the following matters are true and correct in all respects (all of which representations and warranties will be repeated as true and correct as of the date of each new Application submitted by Applicant to Bank and as of the date of issuance of any Credit requested in each such Application):

(a)	Organization, etc. Applicant is duly organized or formed, validly existing and (to the extent applicable under the laws of the relevant jurisdiction) in good standing under the laws of the jurisdiction of its organization or formation, and is duly qualified or licensed to do business (and in good standing as a foreign corporation or entity, if applicable) in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed could have a material adverse effect on Applicant.

(b)	Power and Authority. Applicant has the requisite power and authority to execute and deliver this Agreement and each Application and to perform and observe the terms and conditions stated herein and therein, and has taken all necessary corporate or other action to authorize its execution, delivery and performance of this Agreement and each Application.

(c)	Valid and Binding Obligation. This Agreement constitutes, and each Application when signed and delivered by Applicant to Bank will constitute, its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and similar laws of general application affecting the rights of creditors and to general principles of equity.

(d)	No Violation or Breach. Applicant’s execution, delivery and performance of this Agreement and each Application and the payment of all sums payable hereunder and thereunder do not and will not: (i) violate or contravene (A) its articles of association or other organizational or constitutional documents; (B) any order, writ, law, treaty, rule, regulation or determination of any governmental or regulatory authority (domestic or foreign), in each case applicable to or binding upon it or any of its property; or (ii) result in the breach of any provision of, or in the imposition of any lien or encumbrance under, or constitute a default or event of default under, any agreement or arrangement to which it is a party or by which it or any of its property is bound, the contravention of which agreement or arrangement would have a material adverse effect on Applicant.

(e)	Approvals. No authorization, approval or consent of, or notice to or filing with, any governmental or regulatory authority is required to be made in connection with the execution and delivery by Applicant of this Agreement or the issuance by Bank of any Credit for the account of Applicant pursuant to this Agreement and related Application.

(f)	Compliance with Laws. Applicant is in compliance with all applicable laws and regulations, except where the noncompliance with which would not have a material adverse effect on Applicant, and no Application, Credit or transaction under any Application and/or Credit will contravene any laws, treaties, rules or regulations of any governmental or regulatory authority (state, federal, national, local or foreign), including, without limitation, any foreign exchange control laws, restrictive measures applied by the European Union in pursuance of the Common Foreign and Security Policy objectives set out in the Treaty on European Union or regulations, United States foreign assets control laws or regulations or currency reporting laws and regulations, now or hereafter applicable, except where the noncompliance with which would not have a material adverse effect on Applicant.

(g)	No Default Under Applicant’s Other Agreements. Applicant is not in default under any agreement, obligation or duty to which it is a party or by which it or any of its property is bound, which could have a material adverse effect on Applicant.

(h)	No Arbitration Proceeding or Litigation. There is no pending or to the knowledge of Applicant, threatened arbitration proceeding, litigation or action which may materially adversely affect its financial condition or business or which purports to affect the validity or enforceability of this Agreement, any Credit or any transaction related to any Credit.

(i)	Filed All Tax Returns and Paid All Taxes. Applicant has filed all required tax returns, and all Taxes, assessments and other governmental charges due from it have been fully paid, except for Taxes which are being contested in good faith. Applicant has established on its books reserves adequate for the payment of all federal, state, other income tax and corporation tax liabilities, including those being contested in good faith.

(j)	Financial Statements. The financial statements most recently furnished to Bank by Applicant are complete and correct and fairly present in all material respects the financial condition of Applicant as at the date of such financial statements in accordance with generally accepted accounting principles, and there has been no material adverse change in Applicant’s business, condition (financial or otherwise) or results of operation since the date of Applicant’s most recent annual financial statements.

6. Covenants. Applicant hereby agrees and covenants to do the following:

(a)	Compliance with Laws. Comply with all federal, state, national and foreign exchange regulations and other laws and regulations of any governmental or regulatory authority (federal, state, national, local and foreign) now or hereafter applicable to Applicant, this Agreement, any Application or to any transactions or payments under or in connection with any Application and/or Credit, except where the noncompliance would not have a material adverse effect on Applicant.

(b)	Keep Adequate Books and Records. Keep adequate records and books of account in which complete entries will be made in accordance with accounting principles acceptable to Bank, consistently applied, reflecting all of Applicant’s financial transactions.

(c)

Permit Visits by Bank. Permit Bank’s employees or representatives from time to time, during customary business hours and after giving reasonable prior written notice, to visit and inspect Applicant’s properties, inspect, review and make copies of such books, records and files as reasonably requested by Bank, and discuss with Applicant’s executives, Applicant’s business, assets, liabilities, indebtedness, financial condition and results of operations.

(d)	Agreement to Deliver Evidence of Authority. Duly complete, execute and promptly deliver to Bank concurrent with the execution of this Agreement, duly executed evidence of authority, in a form deemed acceptable to the Bank, certifying Applicant’s capacity and authority to execute this Agreement and the transactions contemplated hereby on behalf of Applicant.

(e)	Syndicate Financial Information. As soon as available and in any event within 30 days after being made available to Applicant (but not less than semi-annually), deliver or cause to be delivered to Bank the Syndicate’s periodic financial statements and reports.

(f)	Use of Lloyd’s Credits, etc. Ensure that (i) each Lloyd’s Credit is used solely for the purpose of Applicant’s Funds at Lloyd’s, (ii) Applicant is not a member of any syndicate at Lloyd’s other than the Syndicate and does not enter into any other reinsurance arrangements pursuant to which Funds at Lloyd’s are required to be furnished by Applicant, and (iii) no Lloyd’s Credit is the subject of any arrangement whereby (x) it is also included (through interavailability or otherwise) in the Funds at Lloyd’s of any other Member or (y) it is or can be applied for any purpose other than meeting losses of Applicant.

(g)	Breach of Lloyd’s Rules. If the Syndicate, the managing agent of the Syndicate or Applicant is in breach of any rule, regulation, requirement or guideline imposed upon it by Lloyd’s, and such breach shall remain unremedied for 30 days after the earlier of the date on which Applicant becomes aware of such failure or written notice thereof shall have been given to Applicant by Bank, then Applicant will, upon written request of Bank, use commercially reasonable efforts to procure the return of each Credit issued in favor of Lloyd’s (whether by obtaining a replacement letter of credit from another issuer or otherwise).

(h)	Notices. Provide prompt written notice to Bank of (i) any pending or threatened investigation or regulatory proceeding (other than routine periodic investigations or reviews) by Lloyd’s or any governmental or regulatory authority, including (without limitation) the Prudential Regulation Authority and the Financial Conduct Authority, concerning Applicant’s business, practices or operations, or any other development, event or condition, which could reasonably be expected to have a material adverse effect on its business, operations, assets, liabilities or condition (financial or otherwise), and (ii) any default or Event of Default under this Agreement.

(i)	Syndicate Matters. Use commercially reasonable efforts to provide Bank written notice of the occurrence of any event or condition that could reasonably be expected to materially increase the likelihood of a drawing on a Lloyd’s Credit.

(j)	Other Information. Deliver to Bank such other information (financial or otherwise) as Bank may from time to time request, including information regarding the Syndicate.

(k)

Further Assurances. At Applicant’s costs and expense, execute and deliver to Bank such additional certificates, instruments and/or documents and take such additional action as may be reasonably requested by Bank to enable Bank to issue any Credit pursuant to this Agreement and related Application, to protect, exercise and/or enforce Bank’s rights and interests under this Agreement and/or to give effect to the terms and provisions of this Agreement or any Application. Applicant irrevocably and by way of security appoints Bank and any of its delegates as its attorney and authorizes Bank and such delegates, without notice to Applicant, to execute and deliver all such documents and to take all such actions on behalf of Applicant. Applicant ratifies and confirms whatever any attorney does or purports to do under its appointment in this Section.

7. Events of Default. Each of the following shall be an “Event of Default” under this Agreement:

(a)	Failure to Reimburse or Pay. The failure by Applicant or any Person that has guaranteed or provided credit or collateral support for all or any part of the Obligations (each such Person, a “Guarantor”) to reimburse or pay any principal, interest, fee or other amount when due under or in connection with this Agreement or any Credit.

(b)	Breach of Representation and Warranty. Any representation, warranty, certification or statement made or furnished by Applicant or any Guarantor under or in connection with this Agreement or any Application or as an inducement to Bank to issue a Credit shall be false, incorrect or incomplete in any material respects when made.

(c)	Failure to Perform or Observe Covenants. Applicant’s or any Guarantor’s failure to perform or observe any term, covenant or agreement contained in this Agreement (other than those referred to in subsections (a) and (b) of this Section), the Guaranty, the Security Agreement or any other Credit Document (as defined in the Guaranty), or the breach of any other obligation owed by Applicant or any Guarantor to Bank, and with respect to any such failure or breach that by its nature can be cured, such failure or breach shall continue or remain unremedied for thirty (30) calendar days after such failure or breach occurs; or the occurrence of an “Event of Default” (as defined in the Security Agreement).

(d)	Defaults with Other Bank Agreements. The occurrence and continuance of any default or defined event of default under any other agreement, document or instrument signed or made by Applicant or any Guarantor with or in Bank’s favor, including (without limitation) any “Event of Default” as defined in the Senior Credit Agreement.

(e)	Insolvency Proceedings, Etc.

(i)	Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(A)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration, bankruptcy, examination or reorganization (by way of voluntary or involuntary proceeding, arrangement, scheme of arrangement or otherwise) of Applicant or any Guarantor (provided that in the case of any such involuntary proceeding instituted against Parent under US federal or state bankruptcy or insolvency law, such proceeding continues undismissed or unstayed for a period of 30 consecutive days);

(B)	a composition, compromise, assignment or arrangement with any creditor of Applicant or any Guarantor;

(C)	the appointment of a liquidator, receiver, administrative receiver, administrator, examiner, compulsory manager or other similar officer in respect of Applicant or any Guarantor or any of its assets (provided that in the case of any such appointment for Parent or its assets under US federal or state bankruptcy or insolvency law, such appointment continues undischarged for a period of 30 consecutive days); or

(D)	enforcement of any security over any assets of Applicant or any Guarantor,

or any analogous procedure or step is taken in any jurisdiction.

(ii)	Subsection (i) shall not apply to any winding-up petition which in the opinion of Bank is frivolous or vexatious and is discharged, stayed or dismissed within 14 days of commencement.

(f)	Insolvency.

(i)	Applicant or any Guarantor:

(A)	is unable or admits inability to pay its debts as they fall due;

(B)	is deemed to, or is declared to, be unable to pay its debts under applicable law;

(C)	suspends or threatens to suspend making payments on any of its debts; or

(D)	commences negotiations with one or more of its creditors (excluding Bank) with a view to rescheduling any of its indebtedness.

(ii)	The value of the assets of Applicant or any Guarantor is less than its liabilities (taking into account contingent and prospective liabilities).

(iii)	A moratorium is declared in respect of any indebtedness of Applicant or any Guarantor. If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium.

(g)	Death; Legal Incompetency, etc. If any Guarantor or any general partner or member of Applicant is a natural person, the death or judicial declaration of incompetency or mental incapacity of any such Guarantor or any such general partner or member.

(h)	Sale of Assets; Reorganization or Merger; Dissolution. There shall occur in one or a series of transactions: (i) the sale, assignment or transfer of all or a substantial portion of the assets of Applicant or of any Guarantor; (ii) a reorganization, merger or consolidation of Applicant or any Guarantor (or the making of any agreement therefor) shall occur without the prior written consent of Bank; or (iii) the dissolution, cancellation or termination of Applicant or any Guarantor; or Applicant shall cease to be a wholly-owned subsidiary of Parent.

(i)	Default of Third Party Indebtedness. Applicant’s or any Guarantor’s failure to pay or perform when due any indebtedness or other obligation Applicant or such Guarantor has to any Person other than Bank in an aggregate principal amount of $25,000,000 or more (or the equivalent thereof in currencies other than U.S. Dollars) if such failure gives the payee of such indebtedness or the beneficiary of the performance of such obligation the right to accelerate the time of payment of such indebtedness or the performance of such obligation.

(j)	Creditors’ process. Any expropriation, attachment, sequestration, distress or execution or any analogous process in any jurisdiction affects any material amount of assets of Applicant or any Guarantor.

(k)	Judgment. The filing of a notice of judgment lien against Applicant or any Guarantor; or the recording of any abstract of judgment against Applicant or any Guarantor in any jurisdiction in which Applicant or such Guarantor has an interest in real property; or the entry of a judgment against Applicant or any Guarantor; in each case which involves an amount in excess of $25,000,000 (or the equivalent thereof in currencies other than U.S. Dollars) and which is not paid, bonded, stayed or discharged within 30 days.

(l)	Collateral. Parent or Applicant shall fail to deliver cash collateral when required pursuant to Section 2(c) or as otherwise specified in the Credit Documents, or the Security Agreement (after execution and delivery thereof) shall for any reason (other than pursuant to the terms hereof or thereof) cease to create a valid, perfected and first priority lien upon and security interest in the collateral purported to be covered thereby; provided that if the amount of collateral falls below the Required Balance, such circumstance shall not constitute an Event of Default if the collateral is restored to the Required Balance within three Business Days of notification by Bank of such failure or, if earlier, within five Business Days of Applicant or Parent becoming aware of such failure.

8. Remedies. Upon the occurrence and during the continuance of any Event of Default:

(a)	The full undrawn amount of each Credit, together with any additional amounts payable hereunder, shall, at Bank’s option, become due and payable immediately without demand upon or notice to Applicant; provided, however, that in the case of any Event of Default specified in Sections 7(e) or (f) above, the amount of each Credit, together with any additional amounts payable hereunder, shall, automatically and without any notice to Applicant or any other act by Bank, become immediately due and payable;

(b)	Bank may exercise from time to time any of the rights, powers and remedies available to Bank under this Agreement, under any other documents now or in the future evidencing or securing the Obligations or under applicable law, and all such remedies shall be cumulative and not exclusive; and

(c)	Upon written request of Bank, Applicant will procure the return of each Credit issued in favor of Lloyd’s (whether by obtaining a replacement letter of credit from another issuer or otherwise).

With respect to Bank’s exercise of any of the foregoing rights, powers and/or remedies, Applicant hereby waives presentment, protest, dishonor, notice of dishonor, demand, notice of protest, notice of non-payment, notice of acceptance of this Agreement and any other notice or demand of any kind from Bank.

9. Subrogation. The Bank, at its option, shall be subrogated to Applicant’s rights against any Person who may be liable to Applicant on any transaction or obligation underlying any Credit, to the rights of any holder in due course or Person with similar status against Applicant, and to the rights of any beneficiary or any successor or assignee of any beneficiary.

10. Governing Law; UCP: ISP: Standard Letter of Credit Practice. This Agreement, each Credit and any non-contractual obligations arising out of or in connection with them shall be governed by and construed in accordance with (a)(1) in the case of each Credit, the substantive laws of the jurisdiction specified in the applicable Credit, or if no governing law is so specified, the laws of England, and (2) in the case of this Agreement, the laws of England (as applicable, the “Jurisdiction”) and (b) the ISP or UCP, as set forth in each Credit, which is, as applicable, incorporated herein by reference into this Agreement and which shall control (to the extent not prohibited by the law of the Jurisdiction) in the event of any inconsistent provisions of such law. Unless Applicant specifies otherwise in its Application for a Credit, Applicant agrees that Bank may issue a Credit subject to the ISP or UCP. Bank’s privileges, rights and remedies under the ISP and/or UCP shall be in addition to, and not in limitation of, its privileges, rights, and remedies expressly provided for herein. The ISP and UCP shall serve, in the absence of proof to the contrary, as evidence of Standard Letter of Credit Practice with respect to matters covered therein. To the extent permitted by applicable law, (i) this Agreement shall prevail in case of conflict between this Agreement and/or Standard Letter of Credit Practice, (ii) the ISP shall prevail in case of conflict between the ISP and other Standard Letter of Credit Practice if the Credit is governed by the ISP, and (iii) the UCP shall prevail in case of a conflict between the UCP and other Standard Letter of Credit Practice if the Credit is governed by the UCP.

11. Jurisdiction.

(a)	The courts of England have exclusive jurisdiction to settle any disputes arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a “Dispute”).

(b)	The parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no party will argue to the contrary.

12. Consent to Jurisdiction Venue and Service of Process.

(a)	Bank shall be entitled to require the appointment of an agent for service of process in relation to Applicant and/or any Guarantor on terms acceptable to Bank.

(b)	If Applicant or any Guarantor fails to appoint an agent for service of process or if any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, Applicant must immediately (and in any event within 15 days of such event taking place) appoint another agent on terms acceptable to Bank. Failing this, Bank may appoint another agent for this purpose.

13. Bankruptcy and Forfeiture Reinstatement. If any consideration transferred to Bank in payment of, or as collateral for, or in satisfaction of the Obligations, shall be voided in whole or in part as a result of (a) a subsequent bankruptcy or insolvency proceeding; (b) any forfeiture or seizure action or remedy; (c) any fraudulent transfer or preference action or remedy; or (d) any other civil, criminal or equitable proceeding or remedy, then Bank’s claim to recover the voided consideration shall be a new and independent claim arising under this Agreement and shall be jointly and severally due and payable immediately by Applicant.

14. Notices. Unless otherwise expressly provided herein, all notices, Instructions, approvals, requests, demands, consents and other communications provided for hereunder (collectively, “notices”) shall be in writing (including by facsimile or other electronic transmission approved by Bank). All notices shall be sent by regular mail or certified mail prepaid, by facsimile or other electronic transmission approved by Bank, by hand delivery, by Federal Express (or other comparable domestic or international delivery service) prepaid to the applicable address, facsimile number or electronic mail address set forth on the signature page hereof in the case of Applicant. All notices to Bank shall be directed to the office of Bank issuing the Credit and, if Bank approves of receiving notices by email, to the email address of Bank provided from time to time by Bank to Applicant. Bank may, but shall not be obligated to, require authentication of any electronic transmission. Notices sent by hand, Federal Express (or other comparable domestic or international delivery service) or certified mail shall be deemed to have been given when received; notices sent by regular mail shall be deemed to have been received five (5) days after deposit into the mail, notices sent by facsimile or other electronic transmission shall be deemed to have been given when sent and receipt has been confirmed. Applicant or Bank may change its address for notices by notifying the other of the new address in any manner permitted by this Section.

15. Waiver and Amendments. No modification, amendment or waiver of, or consent to any departure by Applicant from, any provision of this Agreement will be effective unless made in a writing signed by Bank, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Bank’s consent to any amendment, waiver or modification does not mean that Bank will consent or has consented to any other or subsequent Instruction to amend, modify or waive a term of this Agreement or any Credit. No delay by Bank in exercising any of its rights or remedies shall operate as a waiver, nor shall any single or partial waiver of any right or remedy preclude any other further exercise of that right or remedy, or the exercise of any other right or remedy.

16. Successors and Assigns. This Agreement will be binding on Applicant’s heirs, executors, administrators, legal representatives, successors and permitted assigns, and shall inure to the benefit of Bank’s successors and assigns. Bank may assign this Agreement and its rights to reimbursement regarding any Credit, in whole or in part, without Applicant’s consent. Applicant may not assign or transfer any of its interests, rights or remedies related to this Agreement or any Credit, in whole or in part, without the prior written consent of Bank.

17. Severability. Whenever possible, each provision of the Agreement shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision of the Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement.

18. Entire Agreement. This Agreement, together with any Application(s) accepted by Bank and any other agreement, document or instrument referred to herein, constitute the final, exclusive and entire agreement and understanding of, and supersede all prior or contemporaneous, oral or written, agreements, understandings, representations and negotiations between, the parties relating to the subject matter of this Agreement, provided that this Agreement shall not supersede any reimbursement agreement (however titled) that has been entered into specifically with respect to any “direct pay” standby letter of credit or other similar standby letter of credit where the terms of such reimbursement agreement have been drafted to specifically address the particular attributes of, or the particular circumstances of the underlying transaction supported by, such standby letter of credit.

19. Counterparts. This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

20. Continuing Agreement. This Agreement is a continuing agreement and may not be terminated by Applicant except upon (a) thirty (30) days’ prior written notice of such termination by Applicant to Bank at the address set forth on the most recent Credit issued hereunder, (b) reimbursement and/or payment of all Obligations, and (c) the expiration or cancellation of all Credits issued hereunder. Notwithstanding the foregoing sentence, if a Credit is issued in favor of a sovereign or commercial entity, which is to issue a guarantee or undertaking on Applicant’s behalf in connection therewith, or is issued as support for such a guarantee, Applicant shall remain liable with respect to such Credit until Bank is fully released in writing by such entity.

21. Joint and Several Liability. If this Agreement is signed by two or more Applicants:

(a)	each shall be deemed to make to Bank all the representations, warranties and covenants contained herein, and each shall be jointly and severally liable under this Agreement; and

(b)	each Applicant hereby waives any defense to its liability for reimbursement, payment and/or performance of the Obligations based upon or arising by reason of: (i) principles of suretyship or any disability or other defense of any other Applicant or any other Person; (ii) the cessation or limitation from any cause whatsoever, other than reimbursement and/or payment in full, of the liability of the other Applicant(s) or any other Person for the Obligations; (iii) any lack of authority of any officer, director, partner, agent or other Person acting or purporting to act on behalf of the other Applicant(s) or any defect in the formation of the other Applicant(s); (iv) any act or omission by Bank which directly or indirectly results in or aids the discharge of the other Applicant(s) by operation of law or otherwise, or which in any way impairs or suspends any rights or remedies of Bank against the other Applicant(s); (v) any impairment of the value of any interest in any security for the payment and performance under this Agreement, including without limitation, the failure to obtain or maintain perfection or recordation of any interest in any such security, the release of any such security without substitution, and/or the failure to preserve the value of, or to comply with applicable law in disposing of, any such security; or (vi) any modification of the obligations or liabilities of the other Applicant(s) for the Obligations, including without limitation the renewal, extension, acceleration or other change in time for reimbursement or payment of, or other change in the terms of, the indebtedness of any Applicant for the Obligations, including increase or decrease of the rate of interest thereon.

Until all Obligations shall have been paid in full, no Applicant shall have any right of subrogation. Each Applicant hereby waives all rights and defenses it may have arising out of (A) any election of remedies by Bank, even though that election of remedies destroys its rights of subrogation or its rights to proceed against the other Applicant(s) for reimbursement, or (B) any loss of rights it may suffer by reason of any rights, powers or remedies of the other Applicant(s) in connection with any laws limiting, qualifying or discharging any Applicant’s indebtedness for the Obligations. Until all Obligations shall have been paid in full, each Applicant hereby waives any right to enforce any remedy which Bank now has or may hereafter have against the other Applicant(s) or any other Person, and waives any benefit of, or any right to participate in, any security now or hereafter held by Bank. Unless otherwise agreed by Bank, Bank in its discretion may accept an Application or seek or receive Instruction from, or give or send notice to, any Applicant regarding a Credit, including, without limitation, any amendment thereto or waiver of any discrepancy thereunder, and until Bank at the office at which the relevant Credit is issued actually receives written notice of revocation, each Applicant shall be bound by and hereby affirms the Instructions of the other.

EXECUTION:

The parties have shown their acceptance of the terms of this Agreement by executing it, in the case of Applicant as a deed, on the following page(s). This document is the deed of Applicant even if it has not been duly executed by Bank or has been executed by Bank but not as a deed.

APPLICANT:

SIGNED AND DELIVERED for and on behalf of and as the deed of

PRA Corporate Capital Limited

By:

Name:

Title:

By:

Name:

Title:

OR

By:	/s/ Edward L. Rand, Jr.

Name:	Edward L. Rand, Jr.

Title:	Director

in the presence of:

(Signature of Witness):	/s/ Lawrence K Cochran

(Name of Witness):	Lawrence K Cochran

(Address of Witness):	100 Brookwood Place Birmingham AL 35209

(Occupation of Witness):	Investment manager

Address:

100 Brookwood Place Birmingham AL USA 35209

Facsimile:	(205) 868 4068

Email:	erand@proassurance.com

Date: as of November 8, 2013

BANK:

Signed as a deed by

Wells Fargo Bank, National Association

acting by

Keith Endersen	(Name of authorized signatory)

/s/ Keith Endersen	(Signature of authorized signatory)

Reginald M. Goldsmith III	(Name of authorized signatory)

/s/ Reginald M. Goldsmith III	(Signature of authorized signatory)

PRICING SCHEDULE

APPLICABLE RATE	LEVEL I STATUS	LEVEL II STATUS	LEVEL III STATUS	LEVEL IV STATUS	LEVEL V STATUS
Unsecured Option	1.125%	1.25%	1.375%	1.625%	1.875%
Secured Option	0.50%	0.50%	0.50%	0.50%	0.50%

For the purposes of this Schedule, the following terms have the following meanings, subject to the final paragraph of this Schedule:

“Level I Status” exists at any date if, on such date, Parent’s Moody’s Rating is A3 or better and Parent’s S&P Rating is A- or better.

“Level II Status” exists at any date if, on such date, (i) Parent has not qualified for Level I Status and (ii) Parent’s Moody’s Rating is Baal or better and Parent’s S&P Rating is BBB+ or better.

“Level III Status” exists at any date if, on such date, (i) Parent has not qualified for Level I Status or Level II Status and (ii) Parent’s Moody’s Rating is Baa2 or better and Parent’s S&P Rating is BBB or better.

“Level IV Status” exists at any date if, on such date, (i) Parent has not qualified for Level I Status or Level II Status or Level III Status and (ii) Parent’s Moody’s Rating is Baa3 or better and Parent’s S&P Rating is BBB- or better.

“Level V Status” exists at any date if, on such date, Parent has not qualified for Level I Status, Level II Status, Level III Status or Level IV Status.

“Moody’s Rating” means, at any time, the rating issued by Moody’s Investors Service, Inc. and then in effect with respect to Parent’s senior unsecured long-term debt securities without third-party credit enhancement.

“S&P Rating” means, at any time, the rating issued by Standard & Poor’s Ratings Services, a division of the McGraw Hill Companies, Inc., and then in effect with respect to Parent’s senior unsecured long-term debt securities without third-party credit enhancement.

“Status” means either Level I Status, Level II Status, Level III Status, Level IV Status or Level V Status.

The Applicable Rate shall be determined in accordance with the foregoing table based on Parent’s Status as determined from its then-current Moody’s and S&P Ratings. The credit rating in effect on any date for the purposes of this Schedule is that in effect at the close of business on such date. In order to qualify for a particular Status for the Applicable Rate either (i) each of the Moody’s Rating and the S&P Rating required for that Status must be attained or (ii) if there is a split rating, the higher rating shall apply, except that in the event of a split rating of more than one level, the applicable rating shall be one level above the lower rating. If only one rating agency is supplying a rating, then the rating supplied by that rating agency shall be used. If an Event of Default shall have occurred and be continuing, Level V Status shall be applicable for as long as the same shall continue. If at any time Parent has no Moody’s Rating or no S&P Rating, Level V Status shall exist.